November 18, 1996

Board of Directors
RTC Cruises, Ltd.
1300 South Dixie Highway
Building II, Suite 2114
Coral Gables, Florida  33146

                    RE:  TAX OPINION

Dear Sirs:

        You have requested the opinion of the undersigned with regard to the possible United States tax consequences of your planned cruise line.


        The facts upon which this opinion are based are as set forth in the Registration Statement (the "Registration Statement") on Form S-1 (SEC File No. 333-12769) filed with the Securities and Exchange Commission in connection with the planned public sale of shares in RTC Cruises, Ltd. (the "Company"). This opinion is based on the Internal Revenue Code of 1986 as amended (IRC), the Regulations issued thereunder, and relevant court decisions and Internal Revenue Service pronouncements through the date of this letter. If the facts should materially change from those upon which this letter is based, or if there should be a change in the law after the date hereof, this letter would have to be reviewed in light of such changes for its continued accuracy.


        Subject to the above, it is the opinion of the undersigned that:

             1. It is unlikely that the Company will be subject to direct US corporate taxation on the income earned by it from its cruise operations in Tahiti.

             2. Unless the Company is a Controlled Foreign Corporation ("CFC"), as that term is defined in IRC Section 957, no part of its earnings will be includable in the income of any US citizen or resident shareholder until those earnings are distributed as a dividend, or until the shares are sold or otherwise disposed of by the shareholder.

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RTC CRUISES, LTD
PAGE TWO
NOVEMBER 18, 1996





             3. If the Company is a CFC, those rules as set out in the "Tax Status of the Company" risk factors of the Registration Statement will apply to any US shareholder (as that term is defined in the Internal Revenue Code) in the company.

             4. The rules concerning Passive Foreign Investment Companies (PFIC"s) will apply to the Company unless the Company can qualify for the exception described in IRC Section 1297(b)(2). If the Company is a PFIC, those rules as set out in the "Tax Status of the Comapny" risk factors of the Registration Statement will apply to any US citizen or resident owner of shares in the Company.

        Since the applicability of the CFC rules and PFIC rules depend on facts and circumstances that will not occur until after the date hereof, no opinion is expressed by the undersigned as to whether the Company will be considered to be either a Controlled Foreign Corporation of a Passive Foreign Investment Company.

        The undersigned consents to the use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the headings "Certain Tax Considerations" and "Legal Matters".

                                        Sincerely,

                                        ERIC J. KAPLAN, P.A.



                                        By: /s/ ERIC J. KAPLAN
                                           -----------------------------------
                                           Eric J. Kaplan, for the firm







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